FINAL

Company Contact:	Investor Relations Contact:
Ms. Huizhen Yu	Mr. Crocker Coulson
Chief Financial Officer	President
China Medicine Corp	CCG Elite Investor Relations
Tel: +86-20-8739-1718	Tel: +1-646-213-1915 (NY Office)
E-mail: konzern08@163.com	E-mail: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Medicine Announces Record Fourth Quarter and Fiscal Year 2007 Results

•	FY 07 revenues grow 75% to $42.1 million
•	FY 07 earnings up 43% to $6.9 million or 50 cents per diluted share

Guangzhou, China - March 27, 2008 - China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), a leading distributor and developer of prescription and over the counter pharmaceuticals, traditional Chinese medicines (TCM), nutritional and dietary-supplements, medical devices, and medical formulations in the PRC, today reported record financial results for the fourth quarter and fiscal year ended December 31, 2007.

Fourth Quarter 2007 Highlights

▪	Revenues increased 89% from Q4 of 2006, to $16.2 million
▪	Gross profit increased 30% from Q4 of 2006, to $4.5 million
▪	Operating income increased 15% from Q4 of 2006, to $3.4 million
▪	Net Income increased 15% from Q4 of 2006, to $2.8 million

Full Year 2007 Highlights

▪	Total revenues increased 75% to $42.1 million
▪	Gross profit increased 38% to $12.4 million
▪	Operating income increased 36% to $8.4 million
▪	Net income increased 43% to $6.9 million, or $0.50 per diluted share
▪	Obtained regional distribution rights to 774 new products in Guangdong Province
▪	Received RMB 800,000 in grants for aflatoxin detoxifizyme (“ADTZ”) project from Education Department of Guangdong Province

“This was a very successful year for China Medicine, both in terms of financial performance and the execution of our business strategy. Our very strong revenue growth was driven by an expanded number of pharmaceutical products provided by our suppliers, as well as increased sales of our self-developed medical formulations and other intellectual property relating to pharmaceutical product development,” said Mr. Senshan Yang, China Medicine’s Chairman and CEO.

“In 2007, we expanded our distribution network to cover both municipal and rural areas of Guangdong Province in China, to support the Chinese government’s recent policy to promote healthcare coverage among the rural and low-income population. In the short term, our expansion to cover these new markets resulted in a reduction in our gross margins as we increased sales of lower-cost over-the-counter pharmaceutical and TCM products to establish this market. However, as spending on rural healthcare continues to increase, we believe that the rural markets have tremendous potential as increasing funding and an aging population drive demand for more advanced pharmaceutical products.”

Fourth Quarter 2007 Results

China Medicine’s total revenues in the fourth quarter were $16.2 million, an increase of 89% over the fourth quarter of 2006. This was attributed to a 112% increase in product sales, primarily driven by the increase in over-the-counter product sales made through the company’s newly expanded distribution network to municipal and rural areas of Guangdong Province. Product sales totaled $14.7 million and accounted for 91% of total net revenues. Sales of prescription products accounted for 59%, and over-the-counter medicines accounted for 31%, of total revenues during the quarter. Medical formula sales accounted for the remaining 9% of total revenues, totaling $1.5 million, down 10% from the same quarter of 2006. This decline was due to stricter regulation by the State Food and Drug Administration, which must approve every transfer of ownership of a medical formula in China, and which recently increased the complexity of its approval process.

Gross profit in the fourth quarter of 2007 was $4.5 million, an increase of 30% over the fourth quarter of 2006. Gross margin was 28% of total revenues, down from 40% of total revenues in the fourth quarter of 2006. The decline in gross margin was due to higher sales of over-the-counter products, which have lower profit margins than prescription products, and the costs of expansion of the Company’s distribution network to rural areas of China in 2007.

Operating expenses in the fourth quarter of 2007 were $1.1 million, up 120% from $0.5 million in the fourth quarter of 2006. This increase was due to higher selling, general and administrative expenses caused by increased public company expenses, higher salaries and employee sales bonuses, as well as the amortization of non-cash expenses from incentive options, increased advertising, trade-show and marketing expenses, and the costs of setting up a distribution network to cover the rural areas of Guangdong Province. The Company does not expect significant increases in selling, general and administrative expenses over the next several quarters.

Operating expenses represented 7% of total revenues in the fourth quarter of 2007, up from 6% in the fourth quarter of 2006.

The Company recorded $214,541 in research and development expenses in the fourth quarter of 2007, compared to $23,378 in the fourth quarter of 2006. The significant increase was primarily due to the pre-clinical study of Yutian Capsule, a traditional Chinese medicine designed for use in the treatment of lung cancer.

Operating income was $3.4 million in the fourth quarter of 2007, up 15% from $2.9 million in fourth quarter of 2006. Operating margin was 21%, as compared to 34% a year ago.

Net income for the fourth quarter of 2007 was $2.8 million, or $0.17 per diluted share, compared to $2.4 million, or $0.31 per diluted share in the fourth quarter of 2006. Earnings per share reflect an additional 8.2 million diluted weighted average shares, primarily due to the exercise of warrants and options in 2007, which generated $7.8 million in gross proceeds to the Company.

Full Year 2007 Results

For the full year 2007, total revenues were $42.1 million, up 75% from $24.0 million in 2006. Approximately 93% of revenue came from product sales and 7% came from medical formula sales. Gross profit for the full year 2007 was $12.4 million, an increase of 38% from $9.0 million in 2006. Gross profit margin was 29% in 2007, a decrease from 37% in 2006. Operating income was $8.4 million, up 36% from $6.2 million in 2006. Operating margin was 20%, as compared to 26% in 2006. Net income for 2007 was $6.9 million or $0.50 per diluted share, compared to $4.8 million or $0.63 per diluted share in 2006. Earnings per share reflect an additional 6.0 million diluted weighted average shares, primarily due to the exercise of warrants and options in 2007.

Financial Condition

As of December 31, 2007, China Medicine had $5.8 million in cash and cash equivalents, and approximately $28.5 million in working capital, an increase of 140% from $11.9 million in 2006. For the year ended December 31, 2007, China Medicine used $2.3 million in cash from operations, due to the increase of advances to suppliers and inventories required to support higher sales. China Medicine also received $7.8 million in proceeds from the exercise of warrants and options. Stockholders’ equity as of December 31, 2007 was $30.8 million, an increase of 132% over the $13.3 million recorded as of December 31, 2006.

2008 Outlook

“During 2008 we expect to see continued solid growth in sales, along with improving margins as we leverage our expanded distribution footprint, expand sales of higher margin exclusive products, and see a growing contribution from sales of our proprietary medical formulations,” said Mr. Yang. “We are very encouraged by the contribution of our R&D partnerships to building a strong new product pipeline, and expect to report significant clinical milestones over the course of 2008. We are also focused on moving our novel ADTZ product into commercialization this year, and expect to obtain our production permit for the treatment of animal feed and begin trial sales in 2008. If we are successful, this would set us up to begin recognizing meaningful revenues from ADTZ in 2009 and could be an important driver for the Company’s future growth. Finally, China Medicine continues to evaluate opportunities to acquire a pharmaceutical manufacturing facility to strengthen our competitive position and achieve vertical integration for our proprietary products, while enhancing our overall profitability,” concluded Mr. Yang.

Based on China Medicine’s expectations of continued strong demand in the pharmaceutical market, the company expects to achieve revenue growth in the range of approximately 25-35%, gross margins in the range of 30-35%, and approximately 20-22% growth in net income for the full year of 2008.

Conference Call

China Medicine will hold its fourth quarter conference call for all interested persons at 9:00 a.m. Eastern Time on March 27, 2008 to discuss its results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-419-5570. International callers should dial 617-896-9871. When prompted by the operator, mention conference passcode 25022850. If you are unable to participate in the call at its scheduled time, a replay will be available for seven days starting on Thursday, March 27 at 11:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 (international callers dial 617-801-6888), and enter the passcode 92139283.

About China Medicine Corporation

China Medicine Corporation is a leading pharmaceutical company which discovers and develops medical formulations and distributes over 2,200 pharmaceutical products in China including prescription and over the counter (“OTC”) drugs, traditional Chinese medicine products, herbs and dietary-supplements. The Company distributes the products to wholesale distributors in 28 provinces, more than 300 hospitals, 500 medicine companies, and 1,788 drug stores throughout China. The Company actively develops a number of proprietary products for many uses including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information visit the Company's website at http://www.chinamedicinecorp.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

- FINANCIAL TABLES FOLLOW-

CHINA MEDICINE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Three months ended December 31,		Twelve Months ended December 31,
	2007	2006	2007	2006
REVENUES
Product sales	$14,694,861	$6,916,225	$39,247,130	$20,772,783
Medical formula sales	1,464,625	1,630,031	2,858,257	3,219,167
Total revenues	16,159,486	8,546,256	42,105,387	23,991,950

COST OF GOOD SOLD	11,678,186	5,106,769	29,708,088	15,017,100

GROSS PROFIT	4,481,300	3,439,487	12,397,299	8,974,850

OPERATING EXPENSES
Research and development	214,541	23,378	651,990	294,080
Selling, general and administrative	895,619	481,094	3,343,058	1,565,288
Reverse acquisition			-	931,270
Total operating expenses	1,110,160	504,472	3,995,048	2,790,638

INCOME FROM OPERATIONS	3,371,140	2,935,015	8,402,251	6,184,212

OTHER INCOME (EXPENSE), NET	11,819	(56,189)	15,423	(199,945)

INCOME BEFORE INCOME TAXES	3,382,959	2,878,827	8,417,674	5,984,267
AND MINORITY INTEREST

PROVISION FOR INCOME TAXES	630,371	499,857	1,649,114	1,229,688

INCOME BEFORE MINORITY INTEREST	2,752,588	2,378,970	6,768,560	4,754,579

MINORITY INTEREST	26,012	33,295	94,658	33,295

NET INCOME	2,778,600	2,412,265	6,863,218	4,787,874
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	721,233	200,151	1,621,672	399,991

COMPREHENSIVE INCOME	3,499,833	2,612,416	$8,484,890	$5,187,865

Earning per share - basic	$0.19	$0.32	$0.56	$0.65

Earning per share - diluted	$0.17	$0.31	$0.50	$0.63

Weighted average number of shares outstanding - basic	14,688,310	7,635,111	12,346,208	7,352,082

Weighted average number of shares outstanding - diluted	15,890,110	7,788,000	13,658,007	7,653,584

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

A S S E T S
	2007	2006
CURRENT ASSETS
Cash	$5,767,774	$371,480
Accounts receivable, trade, net of allowance for doubtful accounts of $55,640 and $34,021 as of December 31, 2007 and
December 31, 2006, respectively	13,626,347	7,034,911
Inventories	3,948,460	1,900,467
Advances to suppliers	5,983,277	3,126,100
Other current assets	81,221	42,136
Total current assets	29,407,079	12,475,094

EQUIPMENT, net	1,388,919	1,215,311

OTHER ASSETS
Deferred expenses	678,237	951,312
Intangible assets, net	1,166,003	128,882
Total other assets	1,844,240	1,080,194

Total assets	$32,640,238	$14,770,599

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES
Accounts payable, trade	$76,907	$188,877
Other payables - related parties	-	30,000
Other payables and accrued liabilities	70,343	23,265
Customer deposits	203,281	17,980
Taxes payable	468,184	295,902
Liquidated damages payable	44,003	44,003
Total liabilities	862,718	600,027

MINORITY INTEREST	893,337	908,480

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized,
111,649 and 2,340,000 shares issued and outstanding
at December 31, 2007 and 2006, respectively	11	234
Common stock, $0.0001 par value; 100,000,000 shares authorized,
14,821,641 and 8,160,000 shares issued and outstanding
at December 31, 2007 and 2006, respectively	1,482	816
Paid-in capital	12,560,078	4,396,971
Contribution receivable	-	(961,500)
Statutory reserves	2,191,230	1,345,206
Retained earnings	14,008,587	7,979,242
Accumulated other comprehensive income	2,122,795	501,123
Total shareholders' equity	30,884,183	13,262,092

Total liabilities and shareholders' equity	$32,640,238	$14,770,599

CHINA MEDICINE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,875,369	$4,787,874
Adjustments to reconcile net income to cash
used in operating activities:
Minority interest	(94,658)	(33,295)
Depreciation and amortization	303,957	162,051
Bad debt expenses	18,495	-
Loss on sale of assets	-	15,732
Stock issued for services	179,400	607,500
Amortization of stock option compensation	154,470	86,521
Amortization of deferred expenses	325,687	-
Loss from investment	-	110,982
Change in operating assets and liabilities
Accounts receivable, trade	(5,879,829)	(4,514,763)
Inventories	(1,840,170)	(498,624)
Advances to suppliers	(2,535,589)	(2,933,832)
Other current assets	(34,728)	(129,096)
Accounts payable, trade	(120,129)	17,275
Other payables - related parties	(30,000)	30,000
Other payables and accrued liabilities	45,119	(73,246)
Customer deposits	176,763	(19,140)
Taxes payable	145,730	121,850
Liquidated damages payable	-	44,003
Net cash used in operating activities	(2,310,113)	(2,218,208)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(389,588)	(825,787)
Purchase of intangible asset	-	(703)
Net cash used in investing activities	(389,588)	(826,490)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on short-term loans	-	(94,094)
Proceeds from issuance of preferred stock	-	3,783,000
Payments for reverse acquisition	-	(32,398)
Proceeds from exercise of warrants and options	7,829,681	-
Cash paid on shares redeemed	-	(167,602)
Net cash provided by financing activities	7,829,681	3,488,906

EFFECT OF EXCHANGE RATE ON CASH	266,313	(164,692)

INCREASE IN CASH	5,396,293	279,516

CASH, beginning of year	371,480	91,964

CASH, end of year	$5,767,773	$371,480

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